EXHIBIT 5.1

December 23, 2019
HF Enterprises Inc.
4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814

Ladies and Gentlemen:

We are acting as counsel to HF Enterprises, Inc. (the “Company”) in connection with (a) the Registration Statement on Form S-1, filed on December 23, 2019 (as it may be amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (b) the Underwriting Agreement between the Company and WestPark Capital, as the Underwriter (the “Underwriter”), relating to the Shares (defined below)(the “Underwriting Agreement”). The Registration Statement covers: (a) 2,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including an over-allotment option of up to 390,000 Shares, (b) a warrant issued to the Underwriter in connection with acting as the underwriter of the public offering (the “Underwriter Warrant”), and (c) 260,000 shares of Common Stock issuable upon the exercise of the Underwriter Warrant.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that the Shares, the Underwriter Warrant and the shares of Common Stock issuable upon exercise of the Underwriter Warrant, have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, and in accordance with the terms of the Underwriter Warrant with respect to the shares of Common Stock issuable upon exercise of the Underwriter Warrant, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the state of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP